                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                     Form 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                          Commission File No. 0-183282

                 ATLANTIC INCOME PROPERTIES LIMITED PARTNERSHIP
            (Exact name of registrant as specified in its character)

                              IJL Financial Center
                         201 N. Tryon St., P.O. Box 1012
                            Charlotte, NC 28201-1012
                                 (704) 379-9164
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          Beneficial Unit Certificates
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4 (a) (1) (i)   / /         Rule 12h-3 (b) (1) (ii)   / /
      Rule 12g-4 (a) (1) (ii)  / /         Rule 12h-3 (b) (2) (I)    / /
      Rule 12g-4 (a) (2) (i)   / /         Rule 12h-3 (b) (2) (ii)   / /
      Rule 12g-4 (a) (2) (ii)  / /         Rule 15d-6                /X/
      Rule 12h-3 (b) (1) (i)

 Approximate number of holders of record as of the certification or notice date:
                                       0
                                   --------

Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic Income Properties Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:     5/13/99                          By: /s/ J. Christopher Boone
                                               --------------------------------
                                               Name:   J. Christopher Boone
                                               Title:  President